Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 216 to Registration Statement No. 002-84776 on Form N–1A of our reports dated December 14, 2017 relating to the financial statements and financial highlights of Fidelity Advisor High Income Advantage Fund and Fidelity Advisor High Income Fund, and our report dated December 15, 2017 relating to the financial statements and financial highlights of Fidelity Advisor Floating Rate High Income Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series I for the year ended October 31, 2017, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 26, 2018